WARRANT

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REPRESENTATIONS AND AGREEMENTS MADE BY THE RECORD HOLDER HEREOF SET FORTH IN THIS WARRANT.

                               AMBIENT CORPORATION

No.:
Number of Shares: ___                            Date of Issuance: July 20, 2000

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Ambient Corporation, a Delaware corporation (together with its successors and assigns, the "Issuer" or the "Company"), hereby certifies that ________________, or its registered permitted assigns is entitled to subscribe for and purchase, during the period specified in this Warrant, up to __________ shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Convertible Preferred Stock of the Issuer or, in lieu of such shares of Convertible Preferred Stock, if at the annual 2000 stockholders meeting (the "Annual 2000 Meeting") the Company stockholders adopt a resolution increasing the authorized common shares that the Company is authorized to issue from time to time to at least such figure as shall provide a sufficient pool of common shares from which to issue shares of Common Stock upon the exercise in full of this Warrant (hereafter, the "Increase in Authorized Common"), then this Warrant shall be exercisable for up to __________ shares of the duly authorized, validly issued and fully paid, non-assessable Common Stock of the Company (in each such case, the "Warrant Shares"), at an exercise price per share equal to $3.50 ("Per Share Warrant Price"); subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

A. Conversion of the Convertible Preferred Shares. Immediately following (and subject to) the approval by the Company's stockholders, at the Annual 2000 Meeting, of a proposal to increase the authorized shares of Common Stock that the Company may issue from time to time, the Shares of Convertible Preferred Stock issued or issuable hereunder shall automatically, without notice, convert to an equal number of shares of Common Stock of the Company. Upon such conversion, the term "Warrant Shares" shall be deemed to refer solely to the Company's Common Stock and all terms and conditions of this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of Common Stock and the form of this Warrant need not be changed or


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

exchanged.

B. Redemption of Warrants. Commencing at the end of the six months following the issuance of the Warrant and upon delivery of a notice of redemption to the holder hereof (hereafter, the "Notice of Redemption"), the Company may redeem (to the extent not then exercised) the Warrant for $.10 per Warrant Share if the underlying capital stock issuable upon exercise thereof is covered by an effective and current registration statement on Form SB-2 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") and the Average Share Price of the Company's shares is equal to or above 200% of the Warrant exercise price for a period of twenty consecutive trading days immediately preceding the delivery or transmission of the Notice of Redemption; provided, that, the provisions relating to such redemption shall apply only upon (and following) the approval by the Company's stockholders at the Annual 2000 Meeting of a resolution relating to the Increase in Authorized Common; and provided, further, that, notwithstanding the foregoing, the Holder may exercise the Warrant (in part or in full) within seven (7) business days following delivery to the Holder of the Notice of Redemption by payment in immediately available funds of the amount reflecting such exercise of the Warrant.

`Average Share Price' as used herein means the average of the closing bid prices of shares of the Common Stock of the Issuer (as reported by Bloomberg Financial Markets) on the stock exchange or public market on which the Common Stock trades.

1. Warrant Period; Exercise of Warrant

      1.1 This Warrant may be exercised in whole or part at any time commencing 9:00 a.m., New York City time, on any business day on or after the issuance thereof and continuing up to the fourth anniversary thereof (the "Warrant Period"), by the surrender of this Warrant (with a duly executed exercise form in the form attached at the end hereof as Exhibit A) at the principal office of the Company, together with the proper payment of the Per Share Warrant Price times the applicable number of Warrant Shares.

      1.2 Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of Holder for the Warrant Shares to which the Holder shall be entitled and (b) if the Warrant is exercised in part, deliver to the Holder certificates evidencing the balance, if any, of the Warrant Shares to be issuable pursuant to the provisions of this Warrant.

      1.3 Any stamp tax attributable to the issuance of the Warrant Shares shall be borne solely by Holder.


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

2. Representations and Warranties

      The Holder (i) represents, warrants, covenants and agrees that the Warrant and the underlying Warrant Shares are being acquired by the Holder for the Holder's own account, for investment purposes only, and not with a view to any public distribution thereof or with any present intention of so distributing all or any part of the Warrant or the Warrant Shares; (ii) understands (x) that if it should thereafter decide to dispose of such Warrant or Warrant Shares (which it does not contemplate at such time) it may do so only in compliance with the Securities Act, including any exemption therefrom, (y) this Warrant and the Warrant Shares are not registered under the Securities Act; and (iii) acknowledges that, as of the date hereof, it has been given a full opportunity to ask questions of and to receive answers from the Company concerning this Warrant and the Warrant Shares and the business of the Company and to obtain such information as it desired in order to evaluate the acquisition of this Warrant and the Warrant Shares, and all questions have been answered to its full satisfaction.

3. Reservation of Shares

      The Company covenants that at all times during the Warrant Period it shall have authorized and in reserve, and will keep available solely for issuance or delivery upon exercise of the Warrant, the Warrant Shares and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of preemptive rights and restrictions on sale or transfer except as otherwise set forth herein or in the Company By-Laws.

4. Adjustment

      4.1 In case of any consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or the continuing corporation) or in the case of any sale or conveyance to another corporation or other entity of the property, assets or business of the Company as an entirety or substantially as an entirety, in any such case, the Company or such successor or purchasing corporation or entity, as the case may be, shall (i) execute with the Holder an agreement that the Holder shall have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares and/or other securities or other property which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Warrant been exercised immediately prior to such action, (ii) make effective provision in its certificate of its incorporation or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled to upon exercise of this Warrant.

      4.2 In case the Company shall (A) pay a dividend or make a distribution on its shares of Capital Stock (B) subdivide or reclassify its outstanding Capital Stock into a greater number of shares, or (C) combine or reclassify its outstanding Capital Stock into a smaller number of shares or otherwise effect a reverse split, (other than a change in par value or from no par value to a specific par value), the Exercise Price shall be proportionately adjusted so that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares, the Holder would have owned had this Warrant been exercised immediately prior to such dividend, subdivision, combination or reclassification.

      4.3 The above provisions of this paragraph 4 shall similarly apply to successive reclassifications and changes of shares of capital stock of the Company and to successive consolidations.

      4.4 In case the Company shall, subsequent to the date hereof, issue rights or warrants to all holders of its Capital Stock entitling them to subscribe for or purchase shares of Capital Stock (or securities convertible into Capital Stock) at a price (or having a conversion price per share) less than the current market price of the Capital Stock, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Capital Stock outstanding on the record date mentioned below plus the number of additional shares of Capital Stock which the aggregate offering price of the total number of shares of Capital Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Capital Stock, and of which the denominator shall be the number of shares of Capital Stock outstanding on such record date plus the number of additional shares of Capital Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Capital Stock or securities convertible into Capital Stock are not delivered after the expiration of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Capital Stock (or securities convertible into Capital Stock) actually delivered.

      4.5 In case the Company shall, subsequent to the date hereof, distribute to all holders of Capital Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings or subscription rights or warrants (excluding those referred to in Paragraph 4.4 of this Warrant), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of capital Stock outstanding multiplied by the current market price per share of capital Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares of Capital Stock outstanding multiplied by such current market price per share of Capital Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

      4.6 If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation (other than nominal non-material compensation) for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (b) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (i) the Reserved Spin Off Shares multiplied by (ii) a fraction, of which (x) the numerator is the amount of the Outstanding Warrants then being exercised, and (y) the denominator is the amount of the Outstanding Warrants.

5. Limited Transfer

      (a) This Warrant may not be sold, transferred, assigned or hypothecated by the Holder unless and until the capital stock for the purchase of which such Warrant is exercisable shall then be covered by an effective and current registration statement on Form SB-2 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Act") and all applicable state securities laws or the Company shall have received an opinion of counsel (which counsel is reasonably acceptable to the Company) to the effect that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws. The Company may treat the registered holder of record as the Holder for all purposes. The Company shall permit any holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants.

      (b) Unless covered by an effective and current registration statement, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A REGISTRATION STATEMENT. ACCORDINGLY, SUCH SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

6. Registration Rights

      (a) The Holder of the Warrant shall have the right for a period of four years commencing from the date of this warrant to include the Warrant Shares as part of any other registration of securities filed by Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form).

      (b) The Holder shall pay any and all underwriting commissions, if any, in connection with the sale of the Warrant Shares , but the Company shall bear all fees and expenses attendant to registering the Warrant Shares under federal, state and any other securities laws, including, without limitation, all printing costs. In the event of such a proposed registration, the Company shall furnish the Holder of the Warrant or Warrant Shares with not less than 30 days written notice prior to the proposed date of filing of such registration statement. The Holder of the Warrant or Warrant Shares may exercise the piggyback rights provided for herein by giving written notice, within fifteen days of the Holder's receipt of the Company's notice of intention to file a registration statement. Except as otherwise herein provided, the Company shall cause any registration filed pursuant to the above piggyback registration rights to remain effective and current in the case of a registration statement on form S-3, until all the Warrant Shares covered by such registration statement have been sold and in the case of a registration statement on a Form other than S-3, for a period of one year.

      (c) With respect to any registration statement,

            (i) The Company shall use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable. The Company shall keep effective and current any registration or qualification contemplated by this Warrant and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for so long as the Warrant Shares are not transferable under Rule 144(k) under the Act; provided, however, that, if the Company is required to keep any such registration or qualification in effect with respect to securities other than the Warrant Shares beyond such period, the Company shall keep such registration or qualification in effect and current as it relates to the Warrant Shares for so long as such registration or qualification remains or is required to remain in effect in respect of such other securities;

            (ii) The Company shall use its best efforts to cause the Warrant Shares to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder(s) may reasonably request; provided, however, that the Company shall not by reason hereof be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process in such jurisdiction;

            (iii) Upon request, the Company shall furnish the Holder and its counsel copies of all registration statements and amendments and supplements thereto, each preliminary and final prospectus and amendment and supplement thereto, comment letters from the Commission, the National Association of Securities Dealers ("NASD") and state securities commissions, and such other documents as the Holder shall reasonably request to facilitate the disposition of the Warrant Shares included in such registration;

            (d) (i) The Company will indemnify and hold harmless each Holder, and each partner, officer, director, and controlling person of such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Warrant against all claims, losses, damages and liabilities (or actions in respect thereof under the Act, the Exchange Act, common law or otherwise arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like as amended and supplemented) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will promptly reimburse each such Holder, and each partner, officer, director, and each controlling person of such Holder, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the

Company will not be liable to any Holder or any partner, officer, director and controlling person of any Holder, to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission contained in information furnished to the Company by any Holder in writing specifically for use therein.

            (ii) In connection with any registration statement in which a Holder of Warrant Shares is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company and any underwriter reasonably requests for use in connection with any such registration statement or prospectus and shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder.

            (iii) Each Holder will indemnify and hold harmless each other Holder (the "Indemnitee"), and each partner, officer, director, and controlling person of such Indemnitee against all claims, losses, damages and liabilities (or actions in respect thereof under the Act, the Exchange Act, common law or otherwise) arising out of or based on any untrue statement or omission contained in information furnished by such Holder in writing specifically for use by the Company in connection with this offering and relied on by the Company and the Indemnitee; provided, however, that the indemnification set forth in this subparagraph (vii)) shall be limited to the amount, with respect to each Holder, equal to the gross proceeds realized by such Holder from the sale of such securities registered pursuant to such registration statement.

            (iv) If the indemnification provided for in subparagraphs d(i) and d( iii) above is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such of loss, liability, claim, damage, expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of competent jurisdiction by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the party's relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this subparagraph (iv), a Holder shall not be required to contribute any amounts in excess of the amount equal to the gross proceeds realized by such Holder from the sale of the securities registered pursuant to such registration statement.

      (e) With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, the Company agrees to:

            (i) make and keep public information available as those terms are understood and defined in Rule 144 under the Act;

            (ii) use its reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

            (iii) so long as a Holder owns any restricted securities, furnish to the Holder promptly upon a written request by the Holder as to the Company's compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of securities to the general public), and of the Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing himself, herself or itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

      (f) Notwithstanding the forgoing, if at any time or from time to time after the date of effectiveness of such registration statement, the Company notifies the Holder in writing of the existence of a Potential Material Event, the Holder shall not offer or sell any Warrant Shares, or engage in any other transaction involving or relating to the Warrant Shares, from the time of the giving of notice with respect to a Potential Material Event until either the events or circumstances comprising such Potential Material Event have been disclosed to the public or no longer constitute a Potential Material Event; provided however, that the Company may not so suspend the right to such Holder of Warrant Shares during the periods the registration statement is required to be in effect other than during a Permitted Suspension Period. The term "Permitted Suspension Period" means one or more suspension periods during any consecutive 12-month period which suspension periods, in the aggregate, do not exceed fifty (50) days, provided, however, that no one such suspension period shall either (i) be for more than twenty (20) days or (ii) begin less than ten (10) business days after the last day of the preceding suspension (whether or not such last day was during or after a Permitted Suspension Period) and the term "Potential Material Event" shall mean any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not apply to the extent that any of the Securities then included in such Registration Statement may be sold or otherwise transferred under Rule 144 under the Act or are transferred in a private non-brokerage transaction.

7. Loss, etc. of Warrant

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Shareholder

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

9. Headings

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10. Notices.

Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or seven (7) days after deposit with a

National Post Office, for dispatch by registered or certified mail, postage prepaid and addressed to the Holder at the address set forth in the Company's books and to the Company at the address of its principal offices set forth above.

11. Governing Law

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed within such State.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first written above.


AMBIENT CORPORATION


By: __________________________


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

                                    EXHIBIT A

                              WARRANT EXERCISE FORM

                                                         _________________, 199_

TO: Ambient Corporation
RE: Exercise of Warrant

The undersigned hereby irrevocably elects to exercise the attached Warrant to the extent of ___________________ shares of Capital Stock of Ambient Corporation then issuable according to the terms thereof at the per share price of $___. Payment to the Company of the total purchase price for such shares has been made simultaneously with the delivery of this exercise of warrant.


By:  ___________________


                                      -12-